Exhibit 1

TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, Boeing Securities-Backed Series 2003-16
*CUSIP:	21988K305	Class	A-1
	21988KAB3	Class	A-2
	21988KAD9	Class	A-3

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending August 15, 2008.

INTEREST ACCOUNT

Balance as of	February 15, 2008.....	$0.00
	Scheduled Income received on securities.....	$795,748.13
	Unscheduled Income received on securities.....	$0.00

LESS:
	Distribution to Class A-1 Holders.....	-$781,250.00
	Distribution to Class A-2 Holders.....	-$14,484.38
	Distribution to Class A-3 Holders.....	-$0.00
	Distribution to Depositor.....	-$0.00
	Distribution to Trustee.....	-$13.75
Balance as of	August 15, 2008.....	$0.00

PRINCIPAL ACCOUNT

Balance as of	February 15, 2008.....	$0.00
Scheduled principal payment received on securities.....		$0.00

LESS:
Distribution to Holders.....		-$0.00
Balance as of	August 15, 2008.....	$0.00

UNDERLYING SECURITIES HELD AS OF August 15, 2008

Principal Amount	Title of Security
$17,628,000	The Boeing Company, 6.125% Notes due February 15, 2033
	*CUSIP:	097023AU9

Principal Amount	Title of Security
$7,725,000	The Boeing Company, 6.625% Debentures due February 15, 2038
	*CUSIP:	097023AS4

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness.  It is included solely for the convenience of the Holders.